Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-223095

Issuer Free Writing Prospectus, dated February 21, 2019

Boston Scientific Corporation

$4,300,000,000

Senior Notes Offering

Terms and Conditions — 5-, 7-, 10-, 20- and 30-Year Fixed Rate Notes

	5-Year	7-Year	10-Year	20-Year	30-Year
Issuer	Boston Scientific Corporation	Boston Scientific Corporation	Boston Scientific Corporation	Boston Scientific Corporation	Boston Scientific Corporation
Note Type	Senior Notes	Senior Notes	Senior Notes	Senior Notes	Senior Notes
Form of Offering	SEC Registered	SEC Registered	SEC Registered	SEC Registered	SEC Registered
Ratings(1)	Baa2/BBB-/BBB (Stable/Positive/ Stable)	Baa2/BBB-/BBB (Stable/Positive/ Stable)	Baa2/BBB-/BBB (Stable/Positive/ Stable)	Baa2/BBB-/BBB (Stable/Positive/ Stable)	Baa2/BBB-/BBB (Stable/Positive/ Stable)
Principal Amount	$850,000,000	$850,000,000	$850,000,000	$750,000,000	$1,000,000,000
Trade Date	February 21, 2019	February 21, 2019	February 21, 2019	February 21, 2019	February 21, 2019
Settlement Date (T+2)	February 25, 2019	February 25, 2019	February 25, 2019	February 25, 2019	February 25, 2019
Maturity Date	March 1, 2024	March 1, 2026	March 1, 2029	March 1, 2039	March 1, 2049
Coupon	3.450% per annum	3.750% per annum	4.000% per annum	4.550% per annum	4.700% per annum
Yield to Maturity	3.463% per annum	3.795% per annum	4.041% per annum	4.593% per annum	4.743% per annum
Price to Public	99.940%	99.724%	99.664%	99.440%	99.314%
Spread to Benchmark Treasury	Plus 95 basis points	Plus 120 basis points	Plus 135 basis points	Plus 155 basis points	Plus 170 basis points
Benchmark Treasury	2.500% UST due January 31, 2024	2.625% UST due January 31, 2026	2.625% UST due February 15, 2029	3.375% UST due November 15, 2048	3.375% UST due November 15, 2048
Benchmark Treasury Yield	2.513%	2.595%	2.691%	3.043%	3.043%
Benchmark Treasury Price	99-30	100-06	99-13+	106-14+	106-14+
Interest Payment Dates	Semi-annually on March 1 and September 1	Semi-annually on March 1 and September 1	Semi-annually on March 1 and September 1	Semi-annually on March 1 and September 1	Semi-annually on March 1 and September 1
First Interest Payment Date	September 1, 2019	September 1, 2019	September 1, 2019	September 1, 2019	September 1, 2019
Make-whole Call	Plus 15 basis points	Plus 20 basis points	Plus 25 basis points	Plus 25 basis points	Plus 30 basis points
Special Mandatory Redemption	In the event the Proposed BTG Acquisition (as defined in the prospectus supplement) has not	In the event the Proposed BTG Acquisition (as defined in the prospectus supplement) has not	N/A	N/A	N/A

	5-Year	7-Year	10-Year	20-Year	30-Year

become Effective (as defined in the Prospectus Supplement) on or prior to the Long Stop Date (as defined in the Prospectus Supplement) or if, prior to becoming Effective, the Proposed BTG Acquisition lapses, is withdrawn or otherwise terminates in accordance with its terms, then we will be required to redeem all outstanding 2024 notes and 2026 notes on the special mandatory redemption date (as defined below) at a special mandatory redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon (if any) to, but not including, the special mandatory redemption date (subject to the right of holders as of the close of business on a regular record date to receive interest due on the related interest payment date). The “special mandatory redemption date” means the earlier to occur of (i) the 30th day (or if such day is not a business day, the first business day thereafter) following the Long Stop Date and (ii) the 30th day (or if such day is not a business day, the first business day thereafter) following the lapse, withdrawal or termination of the Proposed BTG Acquisition in accordance with its terms.

become Effective (as defined in the Prospectus Supplement) on or prior to the Long Stop Date (as defined in the Prospectus Supplement) or if, prior to becoming Effective, the Proposed BTG Acquisition lapses, is withdrawn or otherwise terminates in accordance with its terms, then we will be required to redeem all outstanding 2024 notes and 2026 notes on the special mandatory redemption date (as defined below) at a special mandatory redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon (if any) to, but not including, the special mandatory redemption date (subject to the right of holders as of the close of business on a regular record date to receive interest due on the related interest payment date). The “special mandatory redemption date” means the earlier to occur of (i) the 30th day (or if such day is not a business day, the first business day thereafter) following the Long Stop Date and (ii) the 30th day (or if such day is not a business day, the first business day thereafter) following the lapse, withdrawal or termination of the Proposed BTG Acquisition in accordance with its terms.

Day Count Basis	30/360	30/360	30/360	30/360	30/360
Minimum Denominations	$2,000 and integral multiples of $1,000 in excess of such amount	$2,000 and integral multiples of $1,000 in excess of such amount	$2,000 and integral multiples of $1,000 in excess of such amount	$2,000 and integral multiples of $1,000 in excess of such amount	$2,000 and integral multiples of $1,000 in excess of such amount
CUSIP / ISIN	101137 AV9 / US101137AV96	101137 AW7 / US101137AW79	101137 AX5 / US101137AX52	101137 AT4 / US101137AT41	101137 AU1 / US101137AU14

	5-Year	7-Year	10-Year	20-Year	30-Year
Joint Bookrunners

Barclays Capital Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Barclays Capital Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Barclays Capital Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Barclays Capital Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Barclays Capital Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Co-Managers

Academy Securities, Inc.

BNP Paribas Securities Corp.

DNB Markets, Inc.

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Standard Chartered Bank

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

BNP Paribas Securities Corp.

DNB Markets, Inc.

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Standard Chartered Bank

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

BNP Paribas Securities Corp.

DNB Markets, Inc.

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Standard Chartered Bank

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

BNP Paribas Securities Corp.

DNB Markets, Inc.

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Standard Chartered Bank

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

BNP Paribas Securities Corp.

DNB Markets, Inc.

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Standard Chartered Bank

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Note:

(1)                     A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and accompanying prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and accompanying prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or Wells Fargo Securities, LLC toll-free at (800) 645-3751

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